EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION, AS AMENDED,
OF
FIRST BANKS, INC.

     First Banks, Inc. adopts the following Restated Articles of Incorporation which amend and restate the Articles of Incorporation of First Banks, Inc. as amended, pursuant to both Sections 351.106 and 351.107 of the General and Business Corporation Law of Missouri and the approval of its shareholders.

ARTICLE ONE

     The name of the Corporation shall be First Banks, Inc.

ARTICLE TWO

     The address, including street and number, if any, of the Corporation’s registered office in this state is: 11901 Olive Blvd., Creve Coeur, Missouri 63141 and the name of its agent at such address is James F. Dierberg.

ARTICLE THREE

     The aggregate number, class and par value of shares which the Corporation shall have the authority to issue shall be:

1)	Common Stock - 25,000 shares having a par value of $250.00 per share

2)	Convertible Adjustable Preferred Stock (Class A) - 750,000 shares having a par value of $20.00 per share

3)	Non-Convertible Adjustable Preferred Stock (Class B) - 200,000 shares having a par value of $1.50 per share

4)

Preferred Stock - 310,170 shares having a par value of $1.00 per share and having such rights, privileges, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights including convertible rights, if any, qualifications, limitations or restrictions, and paying such dividends and subject to such redemption provisions as may be prescribed and contained in a resolution or resolutions of the Board of Directors of the Corporation providing for the issue of any such class pursuant to the authority vested in it by this Article Three.

     The Convertible Adjustable Preferred Stock (Class A Preferred Stock) shall be issued and held subject to the following terms and conditions:

          Section 1. Par Value. The stated Par Value of each share of Class A, Convertible Adjustable Preferred Stock shall be Twenty Dollars ($20.00).

          Section 2. Adjustable Rate Dividends. With respect to Convertible Adjustable Preferred Stock and except as provided below in this paragraph, the “Applicable Rate” for any dividend period will be (a) 4.0 percentage points less than (b) the highest of the Treasury Bill Rate or the Ten Year Constant Maturity Rate (each as hereinafter defined) for such dividend period. The amount determined pursuant to clause (b) of the preceding sentence is hereinafter called the “Benchmark Rate,” and the amount by which the Applicable Rate is less than the Benchmark Rate is hereinafter called the “Adjustment Percentage.” In the event that the Corporation determines in good faith that for any reason:

(i) only one of the Treasury Bill Rate or the Ten Year Constant Maturity Rate can be determined for any dividend period, then the Applicable Rate for such dividend period shall be the Adjustment Percentage less than whichever such rate can be so determined; or

(ii) neither the Treasury Bill Rate nor the Ten Year Constant Maturity Rate can be determined for any dividend period, then the Applicable Rate in effect for the preceding dividend period shall be continued for such dividend period.

Nevertheless, the Applicable Rate for any dividend period shall never be less than six percent (6%) per annum or greater than twelve percent (12%) per annum. Dividends shall be payable four times per year as follows: April 15 for the three month period ended March 31, June 15 for the two month period ended May 31, September 15 for the three month period ended August 31 and January 15 for the four month period ended December 31. The initial dividend rate, which shall apply to the initial dividend period, shall be computed with respect to the applicable Benchmark Rate in effect as of December 31, 1984. The dividend shall be non-cumulative.

          Determination of Treasury Bill Rate. Except as provided below in this paragraph, the “Treasury Bill Rate” for each dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates [or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period (as defined below)] for thirteen week U.S. Treasury bills. Such rates shall be determined from the rates published weekly by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) during the Calendar Period immediately prior to March 31, May 31, August 31, or December 31, as the case may be, prior to the dividend period for which the dividend rate on the Convertible Adjustable Preferred Stock is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum market discount rate during any such Calendar Period, then the Treasury Bill Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period) for thirteen week U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum market discount rate for thirteen week U.S. Treasury bills shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by a U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period) for all of the U.S. Treasury bills then having maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that, for any reason, no such U.S. Treasury Bill Rates are published as provided above during such Calendar Period, then the Treasury Bill Rate for such dividend period shall be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest bearing U.S. Treasury securities with a maturity of not less than 80 nor more than 100 days from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Corporation by at least three recognized U.S. Government securities dealers selected by the Corporation. In the event that the Corporation determines in good faith that, for any reason, the Corporation cannot determine the Treasury Bill Rate for any dividend period as provided above in this paragraph, the Treasury Bill Rate for such dividend period shall be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable interest bearing U.S. Treasury securities with a maturity of not less than 80 nor more than 100 days from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Corporation by at least three recognized U.S. Government securities dealers selected by the Corporation.

          Determination of Ten Year Constant Maturity Rate. Except as provided below in this paragraph, the “Ten Year Constant Maturity Rate” for each dividend period shall be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (as defined below) (or the one weekly per annum Ten Year Average Yield, if only one such Yield shall be published during the relevant Calendar Period as provided below), as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to March 31, May 31, August 31, or December 31, as the case may be, prior to the dividend period for which the dividend rate on the Convertible Adjustable Preferred Stock is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Ten Year Average Yield during such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (or the one weekly per annum Ten Year Average Yield, if only one such Yield shall be published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum Ten Year Average Yield shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly average yield to maturity, if only one such yield shall be published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities [other than Special Securities (as defined below)] then having maturities of not less than eight nor more than twelve years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that, for any reason, the Corporation cannot determine the Ten Year Constant Maturity Rate for any dividend period as provided above in this paragraph, then the Ten Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Corporation by at least three recognized U.S. Government securities dealers selected by the Corporation.

          Computation. The Treasury Bill Rate and the Ten Year Constant Maturity Rate shall each be rounded to the nearest five hundredths of a percentage point.

          The amount of dividends payable for each period shall be computed by dividing the Applicable Rate by four. Dividends payable on the Convertible Adjustable Preferred Stock for any period less than a full quarterly dividend period, and for the portion of the initial dividend period to and including March 31, 1985, shall be computed on the basis of a 360 day year and four 90 day quarters and the actual number of days elapsed in the period for which payable.

          The Applicable Rate with respect to each dividend period shall be calculated as promptly as practicable by the Corporation according to the appropriate method described herein. The Corporation shall cause notice of such Applicable Rate to be enclosed with the dividend payment checks next mailed to the holders of the Convertible Adjustable Preferred Stock.

          Definitions. As used herein, the term “Calendar Period” means a period of fourteen calendar days; the term “Special Securities” means securities that can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or that provide tax benefits to the holder and are priced to reflect such tax benefits or that were originally issued at a deep or substantial discount; the term “Ten Year Average Yield” means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years).

          Section 3. Conversion of Convertible Adjustable Preferred Shares Into Shares of Common Stock. The Convertible Adjustable Preferred Stock may, at the option of the holder thereof, be converted into Common Stock upon the following terms:

          (a) Any holder of any of the Convertible Adjustable Preferred Stock desiring to avail himself of the option for conversion of his shares as herein provided, shall deliver, duly endorsed in blank, the certificate or certificates representing the shares to be converted to the Secretary of the Corporation at its office, and at the same time notify the Secretary in writing over his signature that he desires to convert the tendered shares of Convertible Adjustable Preferred Stock pursuant to these provisions.

          (b) Upon receipt by the Secretary of the Corporation of a certificate or certificates representing Convertible Adjustable Preferred Stock and a notice that the holder thereof desires to convert the same, the Corporation shall forthwith cause to be issued to the holder of the Convertible Adjustable Preferred Stock surrendering the same, shares of Common Stock based on the then fair market value of each share of Common Stock, and shall deliver to such holder a certificate in due form for such Common Stock.

          (c) For the purposes of this provision, the fair market value per share of common stock shall be determined in accordance with Section 9 hereof. The number of shares of Common Stock issued pursuant to this provision shall be equal to the product of the total number of shares of Convertible Adjustable Preferred Stock being converted multiplied by par value, and divided by an amount equal to the then fair market value of each share of Common Stock.

          Section 4. Liquidation Value. In the event of any liquidation, dissolution, or winding-up (either voluntary or involuntary) of the Corporation, the holders of the Convertible Adjustable Preferred Stock shall be entitled to receive and be paid the par value per share, plus a liquidation premium equal to five percent (5%) of the par value of the Convertible Adjustable Preferred Stock. The holders of the Convertible Adjustable Preferred Stock also shall be entitled to receive an amount equal to all previously declared and unpaid dividends before any amount shall be paid to the holders of the Common Stock who shall then receive all remaining assets.

          Section 5. Redemption. The shares of Convertible Adjustable Preferred Stock may be redeemed immediately by the Corporation at a redemption price of $21.00 per share (105% of par), plus declared and unpaid dividends to the date fixed for redemption.

          Section 6. Lapsing Vote. Each share of Convertible Adjustable Preferred Stock will, upon issuance, possess full voting rights and power. Each such share will possess the same right as each share of the Common Stock of the Corporation. The right to vote the Convertible Adjustable Preferred Stock shall lapse, however, on and upon the date of death of the first recorded holder of such shares, or if held in trust, upon the death of the income beneficiary of said trust. After such date, these shares shall remain in existence and all other features of such stock shall remain unchanged.

          Section 7. Other Preferred Classes. So long as any shares of the Convertible Adjustable Preferred Stock shall be outstanding, the Corporation shall not, by an amendment to its Charter, or by merger or consolidation, or by any other manner, issue or increase any class or series of stock ranking prior to or on a par with the shares of the Convertible Adjustable Preferred Stock, either as to payment of dividends or distribution of assets or both, or change the preferences or limitations with respect to the shares of the Convertible Adjustable Preferred Stock in any material respect adverse to the holders thereof, without the affirmative vote or written consent of the holders of at least two-thirds of the number of shares of the Convertible Adjustable Preferred Stock at the time outstanding.

          Section 8. Market Evaluation Mechanism. Fair market value shall be determined by an appraisal that shall be conducted by two appraisers, one of whom shall be appointed by the Corporation and the other of whom shall be appointed by the holder(s) of the stock to be purchased or to be converted, as the case may be, by vote of a majority of their respective shares. Such appraisers shall be experienced in making appraisals of financial institutions, and notices of such appointments shall be delivered promptly to the Corporation and to all holders of the stock to be purchased or to be converted, as the case may be. The two appraisers so appointed shall attempt to agree mutually as to such fair market value, but, if they are unable to do so within thirty (30) days after their appointment, they shall immediately submit in writing to the Corporation and to all holders of the stock to be purchased or to be converted, as the case may be, their respective appraisals of the fair market value per share and, if each such appraisal is within ten percent (10%) of the numerical average (mean) of both such appraisals, then such fair market value shall be conclusively determined by taking the numerical average (mean) of both such appraisals. If each such appraisal is not within ten percent (10%) of the numerical average (mean) of both such appraisals, then the two appraisers shall within ten (10) days after said .thirty (30) day period mutually select and appoint a third appraiser, similarly qualified, and give written notice thereof to the Corporation and to all holders of the stock to be purchased or to be converted, as the case may be. Within twenty (20) days after the appointment of the third appraiser, the three appraisers shall each submit their appraisal of such fair market value in writing to the Corporation and to all holders of the stock to be purchased or to be converted, as the case may be. The fair market value per share of the stock to be valued shall be conclusively determined by taking the numerical average (mean) of the two appraisal fair market value figures that are closest together. The fair market value of all or any part of the stock of the Corporation as determined by mutual agreement of the two appointed appraisers or as determined by taking the numerical average of the two appointed appraisers or as determined from the written appraisals of the three appointed appraisers, whichever the case may be, shall be final and binding upon the Corporation and the holder(s) of the stock so purchased or converted, as the case may be. The cost of obtaining such appraisals shall be paid by the Corporation.

          Section 9. Fractional Shares. The Corporation may, in the discretion of the Board of Directors and if applicable regulatory authorities give any required approvals for the retirement of shares, require shareholders holding fractional shares to sell such fractional shares to the Corporation at the fair market value thereof.

          The Non-Convertible Adjustable Preferred Stock (Class B Preferred Stock) shall be issued and held subject to the following terms and conditions:

          Section 1. Par Value. The stated Par Value of each share of Class B, Non-Convertible Adjustable Preferred Stock shall be One Dollar and Fifty Cents ($1.50).

          Section 2. Adjustable Rate Dividends. With respect to Non-Convertible Adjustable Preferred Stock and except as provided below in this paragraph, the “Applicable Rate” for any dividend period will be (a) 1.0 percentage point less than (b) the highest of the Treasury Bill Rate or the Ten Year Constant Maturity Rate (each as hereinafter defined) for such dividend period. The amount determined pursuant to clause (b) of the preceding sentence is hereinafter called the “Benchmark Rate,” and the amount by which the Applicable Rate is less than the Benchmark Rate is hereinafter called the “Adjustment Percentage.” In the event that the Corporation determines in good faith that for any reason:

(i) only one of the Treasury Bill Rate or the Ten Year Constant Maturity Rate can be determined for any dividend period, then the Applicable Rate for such dividend period shall be the Adjustment Percentage less than whichever such rate can so determined; or

(ii) neither the Treasury Bill Rate nor the Ten Year Constant Maturity Rate can be determined for any dividend period, then the Applicable Rate in effect for the preceding dividend period shall be continued for such dividend period.

Nevertheless, the Applicable Rate for any dividend period shall never be less than seven percent (7%) per annum or greater than fifteen percent (15%) per annum. Dividends shall be payable four times per year as follows: April 15 for the three month period ended March 31, June 15 for the two month period ended May 31, September 15 for the three month period ended August 31 and January 15 for the four month period ended December 31. The initial dividend rate, which shall apply to the initial dividend period, shall be computed with respect to the applicable Benchmark Rate in effect as of December 31, 1984. The dividend shall be non-cumulative.

          Determination of Treasury Bill Rate. Except as provided below in this paragraph, the “Treasury Bill Rate” for each dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates [or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period (as defined below)] for thirteen week U.S. Treasury bills. Such rates shall be determined for the rate published weekly by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) during the Calendar Period immediately prior to March 31, May 31, August 31, or December 31, as the case may be, prior to the dividend period for which the dividend rate on the Non-Convertible Adjustable Preferred Stock is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum market discount rate during any such Calendar Period, then the Treasury Bill Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period) for thirteen week U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum market discount rate for thirteen week U.S. Treasury bills shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by a US. Government department or agency during such Calendar Period, then the Treasury Bill Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate shall be published during the relevant Calendar Period) for all of the U.S. Treasury bills then having maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that, for any reason, no such U.S. Treasury Bill Rates are published as provided above during such Calendar Period, then the Treasury Bill Rate for such dividend period shall be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest bearing U.S. Treasury securities with a maturity of not less than 80 nor more than 100 days from the date of each Such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Corporation by at least three recognized U.S. Government securities dealers selected by the Corporation. In the event that the Corporation determines in good faith that, for any reason, the Corporation cannot determine the Treasury Bill Rate for any dividend period as provided above in this paragraph, the Treasury Bill Rate for such dividend period shall be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable interest bearing U.S. Treasury securities with a maturity of not less than 80 nor more than 100 days from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Corporation by at least three recognized U.S. Government securities dealers selected by the Corporation.

          Determination of Ten Year Constant Maturity Rate. Except as provided below in this paragraph, the “Ten Year Constant Maturity Rate” for each dividend period shall be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (as defined below) (or the one weekly per annum Ten Year Average Yield, if only one such Yield shall be published during the relevant Calendar period as provided below), as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to March 31, May 31, August 31, or December 31, as the case may be, prior to the dividend period for which the dividend rate on the Non-Convertible Adjustable Preferred Stock is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Ten Year Average Yield during such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (or the one weekly per annum Ten Year Average Yield, if only one such Yield shall be published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum Ten Year Average Yield shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly average yield to maturity, if only one such yield shall be published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities [other than Special Securities (as defined below)] then having maturities of not less than eight nor more than twelve years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that, for any reason, the Corporation cannot determine the Ten Year Constant Maturity Rate for any dividend period as provided above in this paragraph, then the Ten Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the per annum average yields to maturity base upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Corporation by at least three recognized U.S. Government securities dealers selected by the Corporation.

          Computation. The Treasury Bill Rate and the Ten Year Constant Maturity Rate shall each be rounded to the nearest five hundredths of a percentage point.

          The amount of dividends payable for each period shall be computed by dividing the Applicable Rate by four. Dividends payable on the Non-Convertible Adjustable Preferred Stock for any period less than a full quarterly dividend period, and for the portion of the initial dividend period to and including March 31, 1985, shall be computed on the basis of a 360 day year and four 90 day quarters and the actual number of days elapsed in the period for which payable.

          The Applicable Rate with respect to each dividend period shall be calculated as promptly as practicable by the Corporation according to the appropriate method described herein. The Corporation shall cause notice of such Applicable Rate to be enclosed with the dividend payment checks next mailed to the holders of the Non-Convertible Adjustable Preferred Stock.

          Definitions. As used herein, the term “Calendar Period’ means a period of fourteen calendar days; the term “Special Securities” means securities that can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or that provide tax benefits to the holder and are priced to reflect such tax benefits or that were originally issued at a deep or substantial discount; the term “Ten Year Average Yield” means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years).

          Section 3. Liquidation Value. In the event of any liquidation, dissolution, or winding-up (either voluntary or involuntary) of the Corporation, the holders of the Non-Convertible Adjustable Preferred Stock shall be entitled to receive and be paid the par value per share. The holders of the Non-Convertible Adjustable Preferred Stock also shall be entitled to receive an amount equal to all previously declared and unpaid dividends before any amount shall be paid to the holders of the Common Stock who shall then receive all remaining assets.

          Section 4. Redemption. The shares of Non-Convertible Adjustable Preferred Stock may not be redeemed subsequent to their issuance.

          Section 5. Lapsing Vote. Each share of Non-Convertible Adjustable Preferred Stock will, upon issuance, possess full voting rights and power. Each such share will possess the same right as each share of the Common Stock of the Corporation. The right to vote the Non-Convertible Adjustable Preferred Stock shall lapse, however, on and upon the date of sale, exchange, assignment, gift, bequest or any other form of transfer of ownership of the Non-Convertible Adjustable Preferred Stock to a party other than the first recorded holders of this class of stock or one of their lineal descendants, or if held in trust, one of the lineal descendants of the income beneficiary or said trust; provided, however, the voting rights shall not lapse because of (i) a transfer of stock to a personal representative of the estate of a deceased stockholder; or (ii) a pledge of stock of this class by the first recorded holder thereof to secure performance of obligations to another party or the subsequent foreclosure of such pledge or any subsequent transfers thereafter. After such date, these shares shall remain in existence and all other features of such stock shall remain unchanged.

          Section 6. Other Preferred Classes. So long as any shares of the Non-Convertible Adjustable Preferred Stock shall be outstanding, the Corporation shall not, by an amendment to its Charter, or by merger or consolidation, or by any other manner, except for the Convertible Adjustable Preferred Stock (Class A Preferred Stock) previously authorized, issue or increase any class or series of stock ranking prior to or on a par with the shares of the Non-Convertible Adjustable Preferred Stock, either as to payment of dividends or distribution of assets or both, or change the preferences or limitations with respect to the shares of the Non-Convertible Adjustable Preferred Stock in any material respect adverse to the holders thereof, without the affirmative vote or written consent of the holders of at least two-thirds of the number of shares of the Non-Convertible Adjustable Preferred Stock at the time outstanding.

          Section 7. Fractional Shares. The Corporation may, in the discretion of the Board of Directors and if applicable regulatory authorities give any required approvals for the retirement of shares, require shareholders holding fractional shares to sell such fractional shares to the Corporation at the fair market value thereof.

ARTICLE FOUR

     The shareholders of the Corporation shall have no preemptive right to acquire additional shares of the Corporation, whether now or hereafter authorized, or to acquire obligations convertible into such shares.

ARTICLE FIVE

     The name and place of residence of each incorporator is as follows:

Name	Street	City
Donald Gunn, Jr.	63 Berkshire	Richmond Heights, Missouri 63117

ARTICLE SIX

     The number of directors to constitute the first board of directors is three. Thereafter the number of directors shall be fixed by, or in the manner provided in the bylaws. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change.

ARTICLE SEVEN

     The duration of the Corporation is perpetual.

ARTICLE EIGHT

     The Corporation is formed for the following purposes: to purchase, subscribe for or otherwise acquire and own, hold as an investment or otherwise, use, deal in, sell, transfer, mortgage, pledge, exchange, or otherwise dispose of alone or in syndicates or otherwise in conjunction with others, shares of capital stock, bonds, debentures, notes, evidences of indebtedness and other securities, contracts or obligations of any corporation, association, partnership, entity, or governmental, municipal or public authority, domestic or foreign, and to pay therefore in whole or in part, in cash or by exchanging therefore shares of the capital stock, bonds, debentures, debenture stock, notes or other obligations of this Corporation or any other corporation, and while the owner or holder of any such property to receive, collect and dispose of the interest, dividends and income arising from such property, and to possess and exercise in respect thereof all the right, powers and privileges of ownership, including all voting powers of any securities so owned.

ARTICLE NINE

          (a) The Corporation, except as provided in paragraph (b), shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, including without limitation any action by or in the right of the Corporation, by reason of the fact that he was or is a director or officer of the Corporation or is or was a director or officer of the Corporation who is or was serving at the request of the Corporation as a director, officer, agent, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise; against expenses, including attorneys’ fees, judgments, fines, taxes and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if such person’s conduct is not finally adjudged to be gross negligence or willful misconduct. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any actual or threatened civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Such right will be conditioned upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such right shall survive any amendment or repeal of this Article with respect to expenses incurred in connection with claims, regardless of when such claims are brought, arising out of acts or omissions occurring prior to such amendment or repeal. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          (b) If a claim under paragraph (a) of this Article is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under this Article Nine for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this Article Nine, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (c) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, partner, trustee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (d) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

          (e) For the purposes of this Article, references to the “Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

          (f) For purposes of this Article, the terns “other enterprise” shall include employee benefit plans; the term “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and the term “serving at the request of the Corporation” shall include any service as a director, officer, employee, partner, trustee or agent of, or at the request of, the Corporation which imposes duties on, or involves services by, such director, officer, employee, partner, trustee or agent with respect to an employee benefit plan, its participants, or beneficiaries.

          (g) In the event any provision of this Article shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision of this Article and any other provisions of this Article shall be construed as if such invalid provision had not been contained in this Article. In any event, the Corporation shall indemnify any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation who is or was serving at the request of the Corporation as a director, officer, agent, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise, to the full extent permitted under Missouri law, as from time to time in effect.

ARTICLE TEN

     The Board of Directors shall have power to make, and from time to time repeal, amend and alter the Bylaws of the Corporation; provided, however, that the paramount power to repeal, amend and alter the Bylaws or to adopt new Bylaws, shall always be vested in the shareholders, which power may be exercised by a vote of a majority of the shares represented in person or by proxy and entitled to vote at any annual or special meeting of the shareholders, and the directors thereafter shall have no power to suspend, repeal, amend or otherwise alter any Bylaws or portion thereof so enacted by the shareholders, unless the shareholders in enacting such Bylaws or portion thereof shall otherwise provide.

CERTIFICATE OF DESIGNATION

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, CLASS C

OF

FIRST BANKS, INC.

     First Banks, Inc., a corporation organized and existing under the laws of the State of Missouri (the “Company”), in accordance with the provisions of Section 351.180 of the General and Business Corporation Law thereof, does hereby certify:

     The board of directors of the Company (the “Board of Directors”), in accordance with the restated articles of incorporation of the Company and applicable law, adopted the following resolution on December 24, 2008 creating a series of 295,400 shares of Class C Preferred Stock of the Company designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Class C”:

     RESOLVED, that pursuant to the provisions of the revised articles of incorporation of the Company and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

     Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series C” (the “Class C Preferred Stock”). The authorized number of shares of Class C Preferred Stock shall be 295,400.

     Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

     Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Schedule A hereto) as defined below:

     (a) “Common Stock” means the common stock, par value $250.00 per share, of the Company.

     (b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

     (c) “Junior Stock” means the Common Stock and any other class or series of stock of the Company the terms of which expressly provide that it ranks junior to Class C Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company.

     (d) “Liquidation Amount” means $1,000 per share of Class C Preferred Stock.

     (e) “Minimum Amount” means $73,850,000.

     (f) “Parity Stock” means any class or series of stock of the Company (other than Class C Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Class C Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Company’s Convertible Adjustable Preferred Stock (Class A), Non-Convertible Adjustable Preferred Stock (Class B) and Fixed Rate Cumulative Perpetual Preferred Stock (Class D).

     (g) “Signing Date” means the Original Issue Date.

     Part 4. Certain Voting Matters. Holders of shares of Class C Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Class C Preferred Stock are entitled to vote, including any action by written consent.

     IN WITNESS WHEREOF, First Banks, Inc. has caused this Certificate of Designation to be signed by Terrance M. McCarthy, its President and Chief Executive Officer, this 24th day of December, 2008.

ATTEST:		FIRST BANKS, INC.

/s/ Peter D. Wimmer	By:	/s/ Terrance M. McCarthy
Peter D. Wimmer		Terrance M. McCarthy
Secretary		President, Chief Executive Officer

Schedule A

STANDARD PROVISIONS

     Section 1. General Matters. Each share of Class C Preferred Stock shall be identical in all respects to every other share of Class C Preferred Stock. The Class C Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Class C Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Company.

     Section 2. Standard Definitions. As used herein with respect to Class C Preferred Stock:

     (a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

     (b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Company as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

     (c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.

     (d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

     (e) “Bylaws” means the bylaws of the Company, as they may be amended from time to time.

     (f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Class C Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

     (g) “Charter” means the Company’s certificate or articles of incorporation, articles of association, or similar organizational document.

     (h) “Dividend Period” has the meaning set forth in Section 3(a).

     (i) “Dividend Record Date” has the meaning set forth in Section 3(a).

     (j) “Liquidation Preference” has the meaning set forth in Section 4(a).

     (k) “Original Issue Date” means the date on which shares of Class C Preferred Stock are first issued.

     (l) “Preferred Director” has the meaning set forth in Section 7(b).

     (m) “Preferred Stock” means any and all series of preferred stock of the Company, including the Class C Preferred Stock.

     (n) “Qualified Equity Offering” means the sale and issuance for cash by the Company to persons other than the Company or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the Company’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

     (o) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Class C Preferred Stock.

     (p) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

     (q) “Voting Parity Stock” means, with regard to any matter as to which the holders of Class C Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

     Section 3. Dividends.

     (a) Rate. Holders of Class C Preferred Stock shall be entitled to receive, on each share of Class C Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Class C Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Class C Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

     Dividends that are payable on Class C Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Class C Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

     Dividends that are payable on Class C Preferred Stock on any Dividend Payment Date will be payable to holders of record of Class C Preferred Stock as they appear on the stock register of the Company on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

     Holders of Class C Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Class C Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

     (b) Priority of Dividends. So long as any share of Class C Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Class C Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Class C Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Company or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Company or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Class C Preferred Stock and any shares of Parity Stock, all dividends declared on Class C Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Class C Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Company will provide written notice to the holders of Class C Preferred Stock prior to such Dividend Payment Date.

     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Class C Preferred Stock shall not be entitled to participate in any such dividends.

     Section 4. Liquidation Rights.

     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of Class C Preferred Stock shall be entitled to receive for each share of Class C Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Company, subject to the rights of any creditors of the Company, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Company ranking junior to Class C Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Company or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Class C Preferred Stock and the corresponding amounts payable with respect of any other stock of the Company ranking equally with Class C Preferred Stock as to such distribution, holders of Class C Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

     (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Class C Preferred Stock and the corresponding amounts payable with respect of any other stock of the Company ranking equally with Class C Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Company with any other corporation or other entity, including a merger or consolidation in which the holders of Class C Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Company, shall not constitute a liquidation, dissolution or winding up of the Company.

     Section 5. Redemption.

     (a) Optional Redemption. Except as provided below, the Class C Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Company, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Class C Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

     Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Company, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Class C Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Company (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Class C Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Company (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

     The redemption price for any shares of Class C Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Company or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

     (b) No Sinking Fund. The Class C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Class C Preferred Stock will have no right to require redemption or repurchase of any shares of Class C Preferred Stock.

     (c) Notice of Redemption. Notice of every redemption of shares of Class C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Class C Preferred Stock Class C for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Class C Preferred Stock. Notwithstanding the foregoing, if shares of Class C Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Class C Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Class C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

     (d) Partial Redemption. In case of any redemption of part of the shares of Class C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Class C Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

     (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.

     (f) Status of Redeemed Shares. Shares of Class C Preferred Stock that are redeemed, repurchased or otherwise acquired by the Company shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Class C Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Class C Preferred Stock).

     Section 6. Conversion. Holders of Class C Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

     Section 7. Voting Rights.

     (a) General. The holders of Class C Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

     (b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Class C Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Company shall automatically be increased by two and the holders of the Class C Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Company’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Class C Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Class C Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Company may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Class C Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Class C Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

     (c) Class Voting Rights as to Particular Matters. So long as any shares of Class C Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Class C Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

     (i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Class C Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Company ranking senior to Class C Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company;

     (ii) Amendment of Class C Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Class C Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Class C Preferred Stock; or

     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Class C Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity, unless in each case (x) the shares of Class C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Class C Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Class C Preferred Stock necessary to satisfy preemptive or similar rights granted by the Company to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Class C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Class C Preferred Stock.

     (d) Changes after Provision for Redemption. No vote or consent of the holders of Class C Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Class C Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Class C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Class C Preferred Stock is listed or traded at the time.

     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Company and the transfer agent for Class C Preferred Stock may deem and treat the record holder of any share of Class C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor such transfer agent shall be affected by any notice to the contrary.

     Section 9. Notices. All notices or communications in respect of Class C Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Class C Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Class C Preferred Stock in any manner permitted by such facility.

     Section 10. No Preemptive Rights. No share of Class C Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be Class C, issued or granted.

     Section 11. Replacement Certificates. The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Company.

     Section 12. Other Rights. The shares of Class C Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

CERTIFICATE OF DESIGNATION

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, CLASS D

OF

FIRST BANKS, INC.

     First Banks, Inc., a corporation organized and existing under the laws of the State of Missouri (the “Company”), in accordance with the provisions of Section 351.180 of the General and Business Corporation Law thereof, does hereby certify:

     The board of directors of the Company (the “Board of Directors), in accordance with the restated articles of incorporation of the Company and applicable law, adopted the following resolution on December 24, 2008 creating a series of 14,770 shares of Class D Preferred Stock of the Company designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Class D”:

     RESOLVED, that pursuant to the provisions of the revised articles of incorporation of the Company and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

     Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series D” (the “Class D Preferred Stock”). The authorized number of shares of Class D Preferred Stock shall be 14,770.

     Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

     Part. 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Schedule A hereto) as defined below:

     (a) “Common Stock” means the common stock, par value $250.00 per share, of the Company.

     (b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

     (c) “Junior Stock” means the Common Stock and any other class or series of stock of the Company the terms of which expressly provide that it ranks junior to Class D Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company.

     (d) “Liquidation Amount” means $1,000 per share of Class D Preferred Stock.

     (e) “Minimum Amount” means $3,692,500.

     (f) “Parity Stock” means any class or series of stock of the Company (other than Class D Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Class D Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Company’s UST Preferred Stock, Convertible Adjustable Preferred Stock (Class A) and Non-Convertible Adjustable Preferred Stock (Class B).

     (g) “Signing Date” means Original Issue Date.

     (h) “UST Preferred Stock” means the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C.

     Part. 4. Certain Voting Matters. Holders of shares of Class D Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Class D Preferred Stock are entitled to vote, including any action by written consent.

     IN WITNESS WHEREOF, First Banks, Inc. has caused this Certificate of Designations to be signed by Terrance M. McCarthy, its President and Chief Executive Officer, this 24th day of December, 2008.

ATTEST:		FIRST BANKS, INC.

/s/ Peter D. Wimmer	By:	/s/ Terrance M. McCarthy
Peter D. Wimmer		Terrance M. McCarthy
Secretary		President, Chief Executive Officer

Schedule A

STANDARD PROVISIONS

     Section 1. General Matters. Each share of Class D Preferred Stock shall be identical in all respects to every other share of Class D Preferred Stock. The Class D Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Class D Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Company.

     Section 2. Standard Definitions. As used herein with respect to Class D Preferred Stock:

     (a) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Company as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 18 13(q)), or any successor provision.

     (b) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.

     (c) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

     (d) “Bylaws” means the bylaws of the Company, as they may be amended from time to time.

     (e) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Class D Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

     (f) “Charter” means the Company’s certificate or articles of incorporation, articles of association, or similar organizational document.

     (g) “Dividend Period” has the meaning set forth in Section 3(a).

     (h) “Dividend Record Date” has the meaning set forth in Section 3(a).

     (i) “Liquidation Preference” has the meaning set forth in Section 4(a).

     (j) “Original Issue Date” means the date on which shares of Class D Preferred Stock are first issued.

     (k) “Preferred Director” has the meaning set forth in Section 7(b).

     (l) “Preferred Stock” means any and all series of preferred stock of the Company, including the Class D Preferred Stock.

     (m) “Qualified Equity Offering” means the sale and issuance for cash by the Company to persons other than the Company or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the Company’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

     (n) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Class D Preferred Stock.

     (o) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

     (p) “Voting Parity Stock” means, with regard to any matter as to which the holders of Class D Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

     Section 3. Dividends.

     (a) Rate. Holders of Class D Preferred Stock shall be entitled to receive, on each share of Class D Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of 9.0% on (i) the Liquidation Amount per share of Class D Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Class D Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

     Dividends that are payable on Class D Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Class D Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

     Dividends that are payable on Class D Preferred Stock on any Dividend Payment Date will be payable to holders of record of Class D Preferred Stock as they appear on the stock register of the Company on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

     Holders of Class D Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Class D Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

     (b) Priority of Dividends. So long as any share of Class D Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Class D Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Class D Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Company or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Company or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Class D Preferred Stock and any shares of Parity Stock, all dividends declared on Class D Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Class D Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Company will provide written notice to the holders of Class D Preferred Stock prior to such Dividend Payment Date.

     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Class D Preferred Stock shall not be entitled to participate in any such dividends.

     Section 4. Liquidation Rights.

     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of Class D Preferred Stock shall be entitled to receive for each share of Class D Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Company, subject to the rights of any creditors of the Company, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Company ranking junior to Class D Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Class D Preferred Stock and the corresponding amounts payable with respect of any other stock of the Company ranking equally with Class D Preferred Stock as to such distribution, holders of Class D Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

     (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Class D Preferred Stock and the corresponding amounts payable with respect of any other stock of the Company ranking equally with Class D Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Company with any other corporation or other entity, including a merger or consolidation in which the holders of Class D Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Company, shall not constitute a liquidation, dissolution or winding up of the Company.

     Section 5. Redemption.

     (a) Optional Redemption. Except as provided below, the Class D Preferred Stock may not be redeemed prior to the later of (i) first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date; and (ii) the date on which all outstanding shares of UST Preferred Stock have been redeemed, repurchased or otherwise acquired by the Company. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Company, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Class D Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

     Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Company, at its option, subject to the approval of the Appropriate Federal Banking Agency and subject to the requirement that all outstanding shares of UST Preferred Stock shall previously have been redeemed, repurchased or otherwise acquired by the Company, may redeem, in whole or in part, at any time and from time to time, the shares of Class D Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Company (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Class D Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Company (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

     The redemption price for any shares of Class D Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Company or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

     (b) No Sinking Fund. The Class D Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Class D Preferred Stock will have no right to require redemption or repurchase of any shares of Class D Preferred Stock.

     (c) Notice of Redemption. Notice of every redemption of shares of Class D Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Class D Preferred Stock Class D for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Class D Preferred Stock. Notwithstanding the foregoing, if shares of Class D Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Class D Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Class D Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

     (d) Partial Redemption. In case of any redemption of part of the shares of Class D Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Class D Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

     (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.

     (f) Status of Redeemed Shares. Shares of Class D Preferred Stock that are redeemed, repurchased or otherwise acquired by the Company shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Class D Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Class D Preferred Stock).

     Section 6. Conversion. Holders of Class D Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

     Section 7. Voting Rights.

     (a) General. The holders of Class D Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

     (b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Class D Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Company shall automatically be increased by two and the holders of the Class D Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Company’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Class D Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Class D Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Company may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Class D Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Class D Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

     (c) Class Voting Rights as to Particular Matters. So long as any shares of Class D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Class D Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

     (i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Class D Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Company ranking senior to Class D Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company;

     (ii) Amendment of Class D Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Class D Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Class D Preferred Stock; or

     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Class D Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity, unless in each case (x) the shares of Class D Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Class D Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Class D Preferred Stock necessary to satisfy preemptive or similar rights granted by the Company to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Class D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Class D Preferred Stock.

     (d) Changes after Provision for Redemption. No vote or consent of the holders of Class D Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Class D Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Class D Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Class D Preferred Stock is listed or traded at the time.

     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Company and the transfer agent for Class D Preferred Stock may deem and treat the record holder of any share of Class D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor such transfer agent shall be affected by any notice to the contrary.

     Section 9. Notices. All notices or communications in respect of Class D Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Class D Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Class D Preferred Stock in any manner permitted by such facility.

     Section 10. No Preemptive Rights. No share of Class D Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be Class D, issued or granted.

     Section 11. Replacement Certificates. The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Company.

     Section 12. Other Rights. The shares of Class D Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.